Exhibit 99.1

Hawthorn Bancshares Reports Third Quarter 2024 Results

Jefferson City, MO — October 30, 2024 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported third quarter 2024 net income of $4.6 million, or earnings per diluted share (“EPS”) of $0.66.
Third Quarter 2024 Results
•Net income improved $2.0 million, or 77%, from the third quarter 2023 (the "prior year quarter")
•EPS of $0.66, an improvement of $0.30 per share, or 83%, from the prior year quarter
•Net interest margin, fully taxable equivalent ("FTE") improved in the third quarter 2024 to 3.36% compared to 3.33% for second quarter 2024 (the "prior quarter”)
•Return on average assets and equity of 1.00% and 12.87%, respectively
•Loans decreased $31.8 million, or 2.1%, and deposits decreased $46.7 million, or 3.0%, compared to the prior quarter
•Investments increased $17.9 million, or 9.3%, compared to the prior quarter
•Credit quality remained strong with non-performing loans to total loans of 0.28%
•Remained well capitalized with total risk-based capital of 14.91%
•Book Value per share increased $4.09 to $20.91, or 24%, compared to the prior year quarter
Brent Giles, Chief Executive Officer of Hawthorn Bancshares, Inc. commented, “We are pleased with the progress we've made on our strategic objectives, and the corresponding financial results. Our focus on core lines of business has resulted in reduced overhead expenses and expansion of our fee income."

Financial Summary
(unaudited)
$000, except per share data

	September 30,	June 30,	September 30,
	2024	2024	2023
Balance sheet information:
Total assets	$1,809,769	$1,847,810	$1,879,005
Loans held for investment	1,466,751	1,498,504	1,556,969
Investment securities	209,019	191,159	240,521
Deposits	1,503,504	1,550,250	1,580,365
Total stockholders’ equity	$146,474	$138,241	$118,404

Key ratios and per share data:
Book value per share	$20.91	$19.71	$16.82
Market price per share	$25.03	$19.80	$16.25
Diluted earnings per share (QTR)	$0.66	$0.66	$0.36
Net interest margin (FTE) (QTR)	3.36%	3.33%	3.35%
Efficiency ratio (QTR)	66.23%	66.24%	79.79%
Financial Results for the Quarter and Nine Months Ended September 30, 2024
Earnings
Net income for the third quarter 2024 was $4.6 million, a decrease of $0.1 million, or 1.2%, from the prior quarter, and an increase of $2.0 million, or 77.4%, from the prior year quarter. EPS remained consistent with the prior quarter at $0.66 compared to $0.36 for the prior year quarter.

Net income for the nine months ended September 30, 2024 was $13.7 million, or $1.95 per diluted share, an increase of $5.3 million compared to $8.4 million, or $1.19 per diluted share, for the nine months ended September 30, 2023.

Net Interest Income and Net Interest Margin
Net interest income for the third quarter 2024 was $14.3 million, an increase of $0.2 million from the prior quarter, and a decrease of $0.82 million from the prior year quarter. Net interest income for the nine months ended September 30, 2024 was $43.2 million, a decrease of $0.1 million compared to $43.3 million for the nine months ended September 30, 2023.
Interest income decreased $0.1 million in the current quarter compared to the prior year quarter, driven primarily by lower average interest earning assets, while interest expense increased $0.8 million compared to the prior year quarter. Net interest margin, on an FTE basis, was 3.36% for the current quarter, compared to 3.33% for the prior quarter, and 3.35% for the prior year quarter.
The yield earned on average loans held for investment was consistent at 5.83%, on an FTE basis, for both the third quarter 2024 and the prior quarter, compared to 5.67% for the prior year quarter.
The average cost of deposits was 2.74% for the third quarter 2024, compared to 2.69% for the prior quarter and 2.32% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 26.0% as of September 30, 2024, compared to 25.9% and 26.9% at June 30, 2024 and September 30, 2023, respectively.
Non-interest Income
Total non-interest income for the third quarter 2024 was $3.8 million, a decrease of $0.2 million, or 5.3%, from the prior quarter, and an increase of $3.2 million, or 524.3%, from the prior year quarter. For the nine months ended September 30, 2024, non-interest income was $10.8 million, an increase of $5.4 million as compared to $5.4 million for the nine months ended September 30, 2023.
The decrease in the current quarter compared to the prior quarter was primarily due to the Company completing the sale of its mortgage servicing rights and recognizing a gain on sale on foreclosed property in the prior quarter.
The increase in the current quarter compared to the prior year quarter was primarily due to an increase in earnings on bank owned life insurance and a decrease in other real estate owned valuation write-downs, partially offset by a decrease in the gains on sale of mortgage loans in the current quarter.

Non-interest Expense
Total non-interest expense for the third quarter 2024 was $12.0 million, a decrease of $0.04 million, or 0.3%, from the prior quarter, and a decrease of $0.6 million, or 4.6%, from the prior year quarter. For the nine months ended September 30, 2024, non-interest expense was $36.6 million, a decrease of $1.2 million as compared to $37.8 million for the nine months ended September 30, 2023.
The third quarter 2024 efficiency ratio was 66.23% compared to 66.24% and 79.79% for the prior quarter and prior year quarter, respectively. The slight decrease in the current quarter compared to the prior quarter was primarily due to higher net interest margin and lower non-interest expenses in the current quarter.
Loans
Loans held for investment decreased $31.8 million, or 2.1%, to $1.5 billion as of September 30, 2024 as compared to June 30, 2024 and decreased $90.2 million, or 5.8%, from September 30, 2023.
Investments
Investments increased $17.9 million, or 9.3%, to $209.0 million as of September 30, 2024 compared to June 30, 2024 and decreased $31.5 million, or 13.1%, from September 30, 2023.
Asset Quality
Non-performing assets to total loans was 0.58% at September 30, 2024, compared to 0.54% and 0.48% at June 30, 2024 and September 30, 2023, respectively. Non-performing assets totaled $8.5 million at September 30, 2024, compared to $8.1 million and $7.4 million at June 30, 2024 and September 30, 2023, respectively. The increase in non-performing assets in the current quarter compared to the prior quarter is primarily due to a $2.0 million commercial loan relationship moving to non-accrual status and a $1.1 million commercial real estate loan that went to foreclosure during the current quarter.
In the third quarter 2024, the Company had net loan charge-offs of $0.6 million, or 0.04% of average loans, compared to net loan charge-offs of $2.0 million, or 0.13% of average loans,

and $0.1 million, or 0.00% of average loans, in the prior quarter and prior year quarter, respectively. The charge-offs in the current quarter primarily related to one commercial real estate loan and one commercial loan relationship that were adequately reserved for in the prior quarter.
The Company's provision for credit losses and unfunded commitments was consistent at $0.5 million for both the third quarter 2024 and the prior quarter, and was $0.1 million for the prior year quarter.
The allowance for credit losses at September 30, 2024 was $21.9 million, or 1.50% of outstanding loans, and 539.52% of non-performing loans. At June 30, 2024, the allowance for credit losses was $22.0 million, or 1.47% of outstanding loans, and 495.38% of non-performing loans. At September 30, 2023, the allowance for credit losses was $22.5 million, or 1.44% of outstanding loans, and 583.88% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2024 as determined by management.
Deposits
Total deposits at September 30, 2024 were $1.5 billion, a decrease of $46.7 million, or 3.0%, from June 30, 2024, and a decrease of $76.9 million, or 4.9%, from September 30, 2023. The decrease in deposits at September 30, 2024 as compared to September 30, 2023 was primarily a result of a decrease in demand deposits and brokered deposits.
Capital
The Company maintains its “well capitalized” regulatory capital position. At September 30, 2024, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.91%; tier 1 capital to risk-weighted assets 13.66%; tier 1 leverage 11.33%; and common equity to assets 8.09%.
Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company repurchased 56,692 common shares under the repurchase plan during the first nine months of 2024 at an average cost of $19.51 per share totaling $1.1 million. As of September 30, 2024, $3.9 million remains available for share repurchases pursuant to the plan.
During the fourth quarter of 2024, the Company's Board of Directors approved a quarterly cash dividend of $0.19 per common share payable January 1, 2025 to shareholders of record at the close of business on December 15, 2024.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2024	2024	2023
Total interest income	$23,819	$23,556	$23,888
Total interest expense	9,492	9,384	8,741
Net interest income	14,327	14,172	15,147
Provision for credit losses on loans and unfunded commitments	500	457	110
Non-interest income	3,783	3,995	606
Investment securities gains (losses), net	8	(15)	3
Non-interest expense	11,994	12,034	12,569
Pre-tax income	5,624	5,661	3,077
Income taxes	1,050	1,033	498
Net income	$4,574	$4,628	$2,579
Earnings per share:
Basic:	$0.66	$0.66	$0.36
Diluted:	$0.66	$0.66	$0.36

		Nine Months Ended
		September 30,
Statement of income information:		2024	2023
Total interest income		$71,427	$66,748
Total interest expense		28,181	23,451
Net interest income		43,246	43,297
Provision for credit losses on loans and unfunded commitments		726	790
Non-interest income		10,798	5,384
Investment securities (losses) gains, net		(7)	18
Non-interest expense		36,603	37,772
Pre-tax income		16,708	10,137
Income taxes		3,049	1,738
Net income		$13,659	$8,399
Earnings per share:
Basic:		$1.95	$1.19
Diluted:		$1.95	$1.19

FINANCIAL SUMMARY (continued)
(unaudited)
$000

	September 30,	June 30,	September 30,
	2024	2024	2023
Key financial ratios:
Return on average assets (QTR)	1.00%	1.02%	0.54%
Return on average common equity (QTR)	12.87%	13.75%	8.05%
Net interest margin (FTE) (QTR)	3.36%	3.33%	3.35%
Efficiency ratio (QTR)	66.23%	66.24%	79.79%

Asset Quality Ratios:
Allowance for credit losses to total loans	1.50%	1.47%	1.44%
Non-performing loans to total loans (a)	0.28%	0.30%	0.25%
Non-performing assets to loans	0.58%	0.54%	0.48%
Non-performing assets to assets	0.47%	0.44%	0.39%
Performing TDRs to loans	$636	$1,977	$74
Net Charge-offs to Average Loans (QTR)	0.04%	0.13%	0.00%
Allowance for credit losses on loans to
non-performing loans (a)	539.52%	495.38%	583.88%

Capital Ratios:
Average stockholders' equity to average total assets (QTR)	7.80%	7.40%	6.73%
Period-end stockholders' equity to period-end assets	8.09%	7.48%	6.30%
Total risk-based capital ratio	14.91%	14.30%	14.20%
Tier 1 risk-based capital ratio	13.66%	12.94%	12.54%
Common equity Tier 1 capital	10.53%	10.02%	10.09%
Tier 1 leverage ratio	11.33%	10.94%	10.43%
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 150 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.

Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.